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                                                                    EXHIBIT 99.1



                                 [PLIANT LOGO]




For Immediate Release

          PLIANT CORPORATION ACQUIRES MANUFACTURER OF CON-TACT(R) BRAND
                   PREEMINENT SUPPLIER OF DECORATIVE COVERINGS


SCHAUMBURG, IL - May 21, 2002 - Pliant Corporation today announced it has completed the acquisition of substantially all of the assets of Decora, Incorporated and Decora Industries, Inc. (together referred to as "Decora"), maker of Con-Tact(R) Brand products. The approximately $18 million acquisition was finalized yesterday. The Decora assets will be operated as part of Pliant Solutions Corporation, a subsidiary of Pliant Corporation.

Con-Tact(R) Brand is one of the leading self-adhesive consumer surface-covering products with a 75% share in the adhesive category and a 60% share in the overall decorative-covering category. Included in the acquired assets was a line of specialty industrial products that utilize proprietary pressure-sensitive, self-adhesive release and protective coatings technologies.

"It's an ideal match," said Richard P. Durham, Pliant's Chairman and Chief Executive Officer. "We've acquired a world-class brand - with more than 85% consumer awareness of Con-Tact(R) products - which complements our stable of companies and is part of our continued growth strategy."

"Pliant already has been a great partner - supplying us with film products - for many years," added former Decora Chief Executive Officer and newly named President of Pliant Solutions Corporation, Ronald A. Artzer. "Their significant technological capabilities, along with manufacturing and financing resources, will allow us to enhance that partnership and be an enormous boon to helping the Con-Tact(R) Brand reach its full potential in the consumer and trade marketplace."


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Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 27 manufacturing and research and development facilities around the world, and employs approximately 3,700 people.


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FOR FURTHER INFORMATION:

PLIANT CORPORATION
Margaret MacBeth
Communications Manager
Office: (847) 969-3336
Mobile: (847) 226-5919

GOLIN / HARRIS
Lori Conlin
Office: (312)783-4357